UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
____________________________________________________
FORM 8-K
___________________________________________________
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

May 18, 2017 (May 17, 2017)
Date of report (Date of earliest event reported)

ALIGN TECHNOLOGY, INC.
_______________________________________________________________
(Exact Name of Registrant as Specified in Its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

0-32259	94-3267295
(Commission File Number)	(IRS Employer Identification No.)

2560 Orchard Parkway, San Jose, California	95131
(Address of Principal Executive Offices)	(Zip Code)
(408) 470-1000
(Registrant’s Telephone Number, Including Area Code)
Not applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.07. Submission of Matters to a Vote of Security Holders

Align Technology, Inc. (the "Company") held its 2017 Annual Meeting of Stockholders on May 17, 2017 (the "Annual Meeting"). At the Annual Meeting, the stockholders voted on the following four proposals and cast their votes as described below. For more information about these proposals, see the Company's proxy statement dated April 6, 2017, the relevant portions of which are incorporated herein by reference.

Proposal 1

The following nine nominees received the a majority of the votes cast and were elected to the Board of Directors and will serve as directors until the next annual meeting of stockholders or until their respective successors have been duly elected and qualified.

Director Nominee	Votes For	Against	Abstain	Non-Votes
Joseph M. Hogan	65,599,615	311,555	441,539	6,932,678
Joseph Lacob	64,952,858	959,851	439,999	6,932,679
C. Raymond Larkin, Jr.	65,025,157	887,645	439,906	6,932,679
George J. Morrow	64,406,080	1,506,415	440,213	6,932,679
Thomas M. Prescott	65,212,167	701,107	439,433	6,932,680
Andrea L. Saia	64,827,901	1,084,453	440,335	6,932,678
Greg J. Santora	64,128,684	1,637,097	586,928	6,932,678
Susan E. Siegel	65,606,349	307,476	438,883	6,932,679
Warren S. Thaler	65,024,386	887,215	441,107	6,932,679

Proposal 2

Proposal 2 was a management proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for fiscal year 2017, as described in the proxy materials. This proposal was approved.

For	71,185,548
Against	1,572,218
Abstain	527,621

Proposal 3

Proposal 3 was a management proposal to hold an advisory vote to approve the compensation of the Company's named executive officers, as described in the proxy materials. This proposal was approved.

For	62,424,591
Against	3,244,081
Abstain	684,036
Non Votes	6,932,679

Proposal 4

Proposal 4 was a management proposal to hold an advisory vote on the frequency of the advisory vote on executive compensation, as described in the proxy materials. “1 Year” was approved.

1 Year	59,157,636
2 Years	101,546
3 Years	6,643,085
Abstain	450,441
Non Votes	6,932,679

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	May 18, 2017	ALIGN TECHNOLOGY, INC.

By: /s/ Roger E. George
Roger E. George
Vice President, Legal and Corporate Affairs and General Counsel